Exhibit 20

NEWS

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IMMEDIATE RELEASE
FORD MOTOR COMPANY'S AUGUST U.S. SALES DECLINED 7.5%

FORD F-SERIES, AMERICA'S BEST-SELLING TRUCK, SETS NEW AUGUST SALES RECORD; JAGUAR X-TYPE DEBUTS IN U.S.; JAGUAR AND VOLVO REPORT RECORD AUGUST SALES

DEARBORN, MI, September 4, 2001 - U.S. customers purchased or leased 325,943 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in August, down 7.5 percent from last year's record August sales. Year-to-date, the company's U.S. sales totaled 2.66 million, down 10.8 percent from last year's record sales.

Ford dealers reported record August sales (75,038) for Ford F-Series, America's best-selling truck since 1977. The previous record (71,183) was set last year. Year-to-date, F-Series' sales totaled 576,069.

Ford Explorer, America's best-selling sport utility vehicle, posted sales of 38,270 - the second highest monthly sales in the 2001 calendar year and 4.7 percent lower than last year's record sales (40,157). Year-to-date, Explorer's sales totaled 271,565.

Ford trucks, America's best-selling brand of pickups, sport utility vehicles and vans, eclipsed the 1.5 million sales mark in the 2001 calendar year as August sales were 192,862, down 1.5 percent compared with a year ago.

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Jaguar dealers celebrated the arrival of the all-wheel drive X-TYPE sedan by posting record August sales (3,711). The previous record (3,550) was set last year. In August, X-TYPE sales were 1,026.

Volvo dealers also reported record August sales of 12,131, up 17.9 percent compared with a year ago. The previous record (10,553) was set in 1989. August was the fifth month in a row of higher sales. The all-new S60 mid-size sedan and the all-wheel drive V70 XC sport wagon continue to drive Volvo's strong sales performance.

Strong sales results for Ford pickups and sport utility vehicles and record results at Jaguar and Volvo were not sufficient to offset lower sales for passenger cars (down 16.3 percent compared with a year ago) and minivans (down
30.1 percent).

The company indicated it was maintaining its previously-announced North American production plans. The company plans to build 930,000 vehicles in the third quarter and 980,000 vehicles in the fourth quarter.